CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statements of Additional Information constituting parts of this Post-Effective Amendment No. 49 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 11, 1998, relating to the financial statements and financial highlights appearing in the June 30, 1998
Annual  Report to Shareholders of Colonial Municipal Money Market
Fund, a series of Colonial Trust IV, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "The Fund's Financial History" in the Prospectus and "Independent Accountants" in the Statement of Additional Information."


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 19, 1998